UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 12, 2006

(Date of earliest event reported): October 6, 2006

Silverleaf Resorts, Inc.

(Exact name of registrant as specified in its charter)

Texas

(State or other jurisdiction of incorporation)

1-13003	75-2259890
(Commission File Number)	(IRS Employer Identification Number)

1221 River Bend Drive, Suite 120, Dallas, Texas	75247
(Address of principal executive offices)	(Zip Code)

 214-631-1166

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective October 6, 2006 , Silverleaf Resorts, Inc. (the “Registrant”) entered into amendments to two of its loan agreements with a senior lender, Wells Fargo Foothill, Inc. ("WFF"). The Registrant and WFF originally entered into the Loan and Security Agreement-Receivables dated December 16, 2005 (the “Receivables Agreement”) which provided the Registrant with a $50 million line of credit secured by timeshare notes receivable. Pursuant to the amendment, the line of credit available to the Registrant under the Receivables Agreement was decreased to $35 million and the calculation of the ratio of sales and marketing expenses to Vacation Interval sales was modified to exclude the impact of the new treatment of accounting for sales and marketing expenses mandated by FAS 152. The amendments also included other changes to the eligibility requirements of customer notes receivable that can be pledged as collateral under the Receivables Agreement. The Registrant’s outstanding balance under the Receivables Agreement as of September 30, 2006 was approximately $0.2 million. The Registrant does not believe that the reduction in the availability under the Receivables Agreement will have a material impact on its liquidity or working capital requirements.

The Loan and Security Agreement-Inventory with WFF dated December 16, 2005 (the “Inventory Agreement”) was also amended. The available credit under the Inventory Agreement remains at $15 million, but certain of the terms of the Inventory Agreement were amended to conform with amendments made to the Receivables Agreement.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description of Exhibit

*10.1	First Amendment to Loan and Security Agreement-Inventory dated as of October 6 , 2006, between the Registrant and Wells Fargo Foothill, Inc.

*10.2	First Amendment to Loan and Security Agreement-Receivables dated as of October 6, 2006, between the Registrant and Wells Fargo Foothill, Inc.

* filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERLEAF RESORTS, INC.

Date: October 12, 2006	By:	/s/ HARRY J. WHITE, JR.
Name: Harry J. White, Jr.
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	First Amendment to Loan and Security Agreement-Inventory dated as of October 6, 2006, between the Registrant and Wells Fargo Foothill, Inc.

10.2	First Amendment to Loan and Security Agreement-Receivables dated as of October 6, 2006, between the Registrant and Wells Fargo Foothill, Inc.